Exhibit 99.2

UNITED                                                                                News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

For immediate release

UAL REPORTS FEBRUARY RESULTS

Reports Operating Loss of $179 Million

CHICAGO, March 24, 2005 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its February Monthly Operating Report with the United States Bankruptcy Court. The company reported an operating loss of $179 million for February 2005. Fuel expense for the month was $57 million higher than February 2004 on 4% lower capacity. The company reported a net loss of $291 million, including $92 million of largely non cash reorganization expenses. Unit costs (CASM) in February increased 3% over the same month last year on 4% lower capacity. Excluding fuel, unit costs in February decreased 4% year-over-year. Mainline passenger unit revenue in February decreased 2% over the same period a year ago.

UAL ended February with a cash balance of $2.2 billion, which included $870 million in restricted cash (filing entities only). The cash balance increased $183 million during the month of February, driven by strong bookings and was ahead of plan. UAL met the requirements of its debtor-in-possession (DIP) financing.

"Recent fare increases have been modestly encouraging, but the industry still has a long way to go in raising fares and reducing capacity to offset burgeoning fuel costs," said Jake Brace, executive vice president and chief financial officer. "Consistent with our business plan, we still believe that termination and replacement of our defined benefit pension plans is necessary. Our goal remains to reach agreement with our unions on this issue and avoid a costly, time-consuming trial currently set to begin May 11, but there is much work left to do."

About United

United Airlines (OTCBB: UALAQ.OB) is the world's second largest airline, operating more than 3,500 flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is the largest international carrier based in the United States.** United is also a founding member of Star Alliance, which provides connections for our customers to more than 700 destinations in more than 130 countries worldwide. United's 61,200 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company's Web site at united.com.

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